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Exhibit 99(a)(4)

LETTER TO BENEFICIAL HOLDERS

Navistar International Corporation

Offer To Purchase For Cash
Any and All Outstanding:

4.75% Subordinated Exchangeable Notes due 2009
(CUSIP Nos. 638902AL0 and 638902AM8)

and

Solicitation of Consents for
Amendments to the Related Indenture

  The tender offer and consent solicitation will expire at midnight, New York City time, on March 23, 2006, unless extended by Navistar (such time and date, as the same may be extended, the "Expiration Date").

        February 24, 2006

To Our Clients:

        Enclosed for your consideration is an Offer to Purchase and Consent Solicitation Statement (the "Offer to Purchase") and the related Consent and Letter of Transmittal relating to: (1) the offer by Navistar International Corporation, a Delaware corporation (the "Company" or "Navistar"), to purchase for cash any and all of its $220,000,000 outstanding 4.75% Subordinated Exchangeable Notes due 2009 (the "Notes") at a purchase price equal to $1,000.00 per $1,000.00 of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date on which the Notes are purchased, which is expected to be $23.09 per $1,000.00 principal amount of the Notes; and (2) Navistar's solicitation, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Consent and Letter of Transmittal, of consents (collectively, the "Consents") from the holders of the Notes to (a) the adoption of the proposed amendments to the indenture under which the Notes were issued to eliminate substantially all of the restrictive covenants and specified affirmative covenants and to modify certain events of default and other provisions of the indenture, (b) the waiver of all prior and existing defaults and events of default under the indenture and (c) rescission of all prior and existing notices of default and acceleration, if any, delivered to Navistar pursuant to the indenture governing the Notes (collectively, the "Proposed Amendments"). Navistar is not offering any separate or additional payment for the Consents relating to the Notes. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Offer to Purchase.

        To receive the purchase price, holders of Notes must tender Notes and provide the corresponding consents in the manner described in the Offer to Purchase and the related Consent and Letter of Transmittal on or before the Expiration Date. Navistar's obligation to accept for purchase and to pay for Notes validly tendered and not withdrawn in the tender offer and the effectiveness of the proposed amendments to the indenture governing the Notes are conditioned upon, among other things, the receipt of the Requisite Consents. Notes tendered and consents delivered in the tender offer and consent solicitation may be withdrawn at any time on or prior to the Expiration Date.

        Notwithstanding any other provision of the tender offer or consent solicitation, the Company's obligation to accept for purchase and pay for Notes validly tendered and not withdrawn in the tender offer is conditioned upon (1) the execution by the Company and the trustee of a supplemental indenture implementing the Proposed Amendments following receipt of the Requisite Consents with respect to the Notes (the "Requisite Consents Condition") and (2) the satisfaction or waiver of the following conditions on or prior to the Expiration Date: (a) the failure of Navistar's audit for the fiscal year ended October 31, 2005 to be completed (the "Audit Condition") and (b) the other conditions to the tender offer set forth in the Offer to Purchase. The most significant condition to the tender offer is the Requisite Consents Condition. See "The Tender Offer and Consent Solicitation—Conditions of the Tender Offer" in the Offer to Purchase for a full description of conditions to the tender offer.

        Navistar reserves the right in its reasonable discretion (1) to waive any and all conditions to the tender offer, (2) to extend or terminate the tender offer and consent solicitation or (3) to otherwise amend the tender offer and consent solicitation in any respect. The Company will not accept for purchase, and pay for, Notes validly tendered and not validly withdrawn pursuant to the tender offer, unless the Requisite Consents Condition is satisfied. All conditions to the tender offer are more fully described in the Offer to Purchase under the caption "The Tender Offer and Consent Solicitation—Conditions of the Tender Offer."

        Upon the terms and subject to the conditions of the tender offer (including, if the tender offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, promptly following the Expiration Date, Navistar will purchase, by accepting for purchase, and will pay for all Notes validly tendered (and not validly withdrawn) pursuant to the tender offer, such payment to be made by the deposit of immediately available funds by Navistar with Global Bondholder Services Corporation, the depositary for the tender offer.

        This material relating to the tender offer and consent solicitation is being forwarded to you as the beneficial owner of Notes carried by us for your account or benefit but not registered in your name. A tender of any Notes and delivery of the related Consents with respect to any Notes may only be made by us as the registered holder and pursuant to your instructions. Accordingly, we request instructions as to whether you wish us to tender Notes and deliver Consents with respect to any or all of the Notes held by us for your account. Please so instruct us by completing, executing and returning to us the instruction form set forth below. If you authorize us to tender your Notes and deliver your Consents, all such Notes will be tendered and such Consents will be delivered, unless otherwise specified below. We urge you to read carefully the Offer to Purchase, the Consent and Letter of Transmittal and other materials provided herewith before instructing us whether to tender your Notes and to deliver the related Consents with respect to such Notes. Your attention is directed to the following:

  1.
  The tender offer is for any and all Notes that are outstanding.

  2.
  Holders who desire to tender their Notes pursuant to the tender offer are required to consent to the Proposed Amendments with respect to the Notes. You may not validly tender your Notes in the tender offer without consenting to the Proposed Amendments, and you may not deliver your Consents to the Proposed Amendments without tendering your Notes. If you tender your Notes in the tender offer, you will be deemed to have consented to the Proposed Amendments.

  3.
  If you desire to tender any Notes and deliver the related Consents pursuant to the tender offer and receive the purchase price for the Notes, we must receive your instructions in ample time to permit us to effect a tender of Notes on your behalf on or prior to midnight, New York City time, on the Expiration Date.

  4.
  Navistar's obligation to pay the purchase price for tendered Notes delivered pursuant to the tender offer is conditioned upon, among other things, the receipt of the Requisite Consents and satisfaction of the Audit Condition. Consummation of the tender offer and the consent solicitation is also subject to certain other conditions. See "Tender Offer and Consent Solicitation—Conditions of the Tender Offer" in the Offer to Purchase.

  5.
  Tenders of Notes may be withdrawn (and related Consents may be revoked thereby) before the Expiration Date.

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  6.
  Any transfer taxes incident to the transfer of Notes from the tendering holder to Navistar will be paid by Navistar, except as provided in the Offer to Purchase and the instructions to the Consent and Letter of Transmittal.

  7.
  Navistar expressly reserves the right, in its reasonable discretion, (1) to delay acceptance for purchase of Notes tendered under the tender offer or the payment for Notes accepted for purchase pursuant to the tender offer, and to terminate the tender offer and consent solicitation and not accept for payment any Notes not theretofore accepted for purchase if any of the conditions to the tender offer specified in the Offer to Purchase shall not have been satisfied or waived by Navistar or in order to comply in whole or in part with applicable law, in either case, by giving oral or written notice of such delay or termination to the depositary and (2) at any time, or from time to time, to amend the tender offer and consent solicitation in any respect. The reservation by Navistar of the right to delay acceptance of payment of Notes is subject to the provisions of Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, which requires that Navistar pay the consideration offered or return the Notes deposited by or on behalf of holders thereof promptly after the termination or withdrawal of the tender offer.

  8.
  Consummation of the tender offer and the effectiveness of the Proposed Amendments may have adverse consequences for holders who elect not to tender their Notes in the tender offer. See "Significant Consequences to Non-Tendering Holders" and "Material United States Federal Income Tax Consequences" in the Offer to Purchase for discussions of certain factors that should be considered in evaluating the tender offer and consent solicitation.

        If you wish to tender any or all of the Notes held by us for your account and deliver your Consent pursuant to the consent solicitation with respect to the Notes, please so instruct us by completing, executing, detaching and returning to us the instruction form attached hereto. If you authorize the tender of your Notes, all such Notes will be tendered unless otherwise specified on the instruction form. A holder who tenders Notes before the Expiration Date pursuant to the tender offer will be deemed, by acceptance of the tender offer, to consent to the Proposed Amendments. Tenders of Notes may not be withdrawn and Consents may not be revoked after the Expiration Date. Your instructions should be forwarded to us in ample time to permit us to submit a tender and/or consent on your behalf by the Expiration Date.

        The accompanying Consent and Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to tender Notes held by us and registered in our name for your account.

        The Company is not aware of any jurisdiction in which the making of the tender offer, the tender of Notes in connection therewith or the solicitation of Consents would not be in compliance with the laws of such jurisdiction. If the Company becomes aware of any jurisdiction in which the making of the tender offer or the consent solicitation would not be in compliance with such laws, the Company will make a good faith effort to comply with any such laws or seek to have such laws declared inapplicable to the tender offer or the consent solicitation. If, after such good faith effort, the Company cannot comply with any such laws, the tender offer or the consent solicitation will not be made to (nor will tenders or Consents be accepted from or on behalf of) holder(s) residing in such jurisdiction.

        IMPORTANT: A Consent and Letter of Transmittal or an Agent's Message, together with a confirmation of book-entry transfer of Notes, must be received by the depositary at or before the Expiration Date with respect to holders wishing to receive the purchase price for the Notes.

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INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH
AND THE SOLICITATION OF CONSENTS
BY
NAVISTAR INTERNATIONAL CORPORATION
FOR ANY AND ALL OUTSTANDING
4.75% SUBORDINATED EXCHANGEABLE NOTES DUE 2009
(CUSIP NOS. 638902AL0 and 638902AM8)

        The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase and Consent Solicitation Statement of Navistar International Corporation, a Delaware corporation (the "Company"), dated February 24, 2006 (the "Offer to Purchase") and the Consent and Letter of Transmittal, relating to its outstanding debt securities listed above (the "Notes").

        This will instruct you to tender the number of Notes indicated below held by you for the account of the undersigned, on the terms and subject to the conditions in the Offer to Purchase. Holders who tender their Notes on or prior to the Expiration Date will be deemed to have delivered their Consent pursuant to the consent solicitation.

Notes which are to be tendered and for which Consents are to be delivered:

Principal Amount*

*
If the undersigned does not fill in the blank, or unless otherwise indicated, the execution and delivery of these instructions constitute the undersigned's instruction to you to tender and consent to the Proposed Amendments with respect to the entire principal amount of Notes held by you for the account of the undersigned.

SIGN HERE

Signature(s)
Names(s) (Please Type or Print)
Address
City, State and Zip Code
Area Code and Telephone Number

Dated:                                                                                     , 2006

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  Exhibit 99(a)(4)
Navistar International Corporation
Offer To Purchase For Cash Any and All Outstanding: 4.75% Subordinated Exchangeable Notes due 2009 (CUSIP Nos. 638902AL0 and 638902AM8) and Solicitation of Consents for Amendments to the Related Indenture
INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH AND THE SOLICITATION OF CONSENTS BY NAVISTAR INTERNATIONAL CORPORATION FOR ANY AND ALL OUTSTANDING 4.75% SUBORDINATED EXCHANGEABLE NOTES DUE 2009 (CUSIP NOS. 638902AL0 and 638902AM8)